EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES FIRST

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., April 21 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for the quarter ended March 31, 2006 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

John R. Milleson, President and CEO of Eagle Financial Services and Bank of Clarke County, stated “Along with announcing our current financial results and a quarterly dividend, I am excited to be a part of history as we mark the bank’s Quasquicentennial. On April 1, 2006, Bank of Clarke County turned 125 years old, a significant milestone in the life of this community bank. We are celebrating a rich history and are excited about where we are headed.”

The Company’s net income for the first quarter of 2006 was $1.5 million, which represents an increase of $0.2 million or 15% over net income of $1.3 million for the first quarter of 2005. Diluted earnings per share were $0.49 and $0.45 for the first quarter of 2006 and 2005, respectively, which represents an increase of $0.04 or 9%. Net interest income was $4.4 million for the first three months of 2006 as compared to $4.1 million during the same period of 2005. This represents an increase of $0.3 million or 7%.

Total assets of the Company at March 31, 2006 were $479.2 million, which represents an increase of $55.9 million or 13% from total assets of $423.3 million at March 31, 2005. Total loans grew $40.6 million or 13% from $320.7 million at March 31, 2005 to $361.3 million at March 31, 2006. Total deposits grew $35.2 million or 10% from $337.3 million at March 31, 2005 to $372.5 million at March 31, 2006.

A dividend of $0.15 per share will be paid on May 15, 2006 to shareholders of record as of May 1, 2006. This represents an increase of $0.01 or 7% over the February 15, 2006 dividend of $0.14 per share. The Company’s total dividend was $0.50 per share for 2005 and $0.42 per share for 2004.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission.